Exhibit 99.1

Adeona Announces Second Quarter 2010 Profitability and Achievements

Company Achieves $979,782 Second Quarter Net Income

ANN ARBOR, MI – August 16, 2010 – Adeona Pharmaceuticals, Inc. (AMEX:AEN - News) announced today its second quarter 2010 financial results and recent achievements.

Adeona will hold a conference call on Monday, August 16, at 10:00 a.m. EDT to discuss these results. James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer, will host the call. In order to participate, please call toll free: 1-800-860-2442 (US); international dial-in: 1-412-858-4600; Canadian toll free: 1-866-605-3852. To ensure each participant is able to hear the entire conference call, it is recommended that participants dial into the conference line at least 5 minutes prior to the call. The audio recording will be available for replay at www.adeonapharma.com for a period of at least 15 days after the call.

As of June 30, 2010, Adeona has emerged, for accounting purposes, from being a development stage enterprise with $979,782 in second quarter profit. Total net revenues for the three and six months ended June 30, 2010, consisting of license revenue and laboratory revenues, were $2,194,888 and $2,254,927, respectively. There were no revenues for the same periods in 2009. The revenues in 2010 are the result of the Meda AB sublicense agreement of flupirtine for fibromyalgia less the $375,000 payment to McLean Hospital and revenues for services provided by Adeona Clinical Laboratory, a CLIA-certified diagnostic laboratory acquired in July of 2009.

Total costs and expenses for the three and six months ended June 30, 2010, were $1,221,605 and $2,370,003, respectively, compared to $879,606 and $1,995,503 for the same periods of 2009.

Research and development expenses were $562,748 and $981,691, respectively, for the three and six months ended June 30, 2010, compared to $405,645 and $901,639 for the same periods in 2009. These increases are primarily due to the increased costs associated with the operation of Adeona Clinical Laboratory, which was acquired in the third quarter of 2009 and therefore did not have any impact on our expenses during the first and second quarter of 2009. Research and development expenses for the three and six months ended June 30, 2010, also include a non-cash charge of $18,487 and $52,967, compared to $63,293 and $119,610 for the same period in 2009, relating to share-based compensation expense.

General and administrative expenses were $659,127 and $1,388,312 for the three and six months ended June 30, 2010, respectively, compared to $473,961 and $1,093,864 for the same periods in 2009. These increases are primarily the result of increased consultant fees and salary expenses. For the three and six months ended June 30, 2010, general and administrative expenses included a non-cash charge of $32,460 and $183,607, respectively, compared to $35,406 and $70,633 for the same periods in 2009, relating to share-based compensation expense.

Net income for the three months ended June 30, 2010, was $979,782 or $0.04 per share, compared to a net loss of ($879,550) or ($0.04) per share for the same period in 2009. Net loss for the six months ended June 30, 2010, was ($107,740) or ($0.00) per share, compared to ($1,992,825) or ($0.09) per share for the same period in 2009.

As of June 30, 2010, Adeona had approximately $3.3 million in cash compared to approximately $2.7 million on December 31, 2009.

Adeona’s recent achievements include the following:

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On May 7, 2010, Adeona announced that it had entered into a corporate partnership with Sweden-based Meda AB, to develop flupirtine for the treatment of fibromyalgia syndrome. Meda will assume all future development costs. Adeona is entitled to receive royalties on net sales of flupirtine for fibromyalgia and milestone payments of $5 million upon filing of a New Drug Application with the Food and Drug Administration for flupirtine for fibromyalgia and $10 million upon marketing approval.

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As of today, 97 out of 150 patients have been enrolled in the Trimesta clinical trial studying whether 8 mg of oral Trimesta taken daily over a 2 year period would reduce the rate of relapses in female relapsing-remitting multiple sclerosis patients. The randomized, double-blind, placebo-controlled clinical trial is currently underway at 16 centers in the United States. The clinical trial has received approximately $5.9 million in grant funding to date.

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As of today, 54 out of 60 subjects have been enrolled in the Zinthionein clinical study testing the therapeutic effects of Adeona’s proprietary oral, gastro-retentive, sustained-release zinc and cysteine formulation on cognition in Alzheimer's disease and mild cognitive impairment subjects. The randomized, double-blind, placebo-controlled study is currently underway at 3 centers in the United States. Study subjects are being assessed at 3 and 6 months for serum parameters of zinc and copper as well as changes in cognitive function using standard Alzheimer's disease clinical tests. Adeona expects completion of this clinical study in the first quarter of 2011.

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HartLab, now renamed Adeona Clinical Laboratory, has added microbiology testing and pediatric testing services. The number of clients at the CLIA-certified diagnostic testing lab has doubled over the past few months. The lab is now open 7 days a week and offers walk-in phlebotomy services. Increased commercialization efforts are starting to result in increases in recurring revenues. Adeona Clinical Laboratory has been obtaining higher rates of reimbursement for the serum-based CopperProof Panel test.

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On July 2, 2010, Adeona entered into a common stock purchase agreement with Seaside 88, LP, relating to the sale of 1,212,121 shares of common stock. Adeona raised gross proceeds of $1,000,000, before estimated offering expenses of about $130,000, which includes placement agent fees. The offering was made pursuant to Adeona’s shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on June 14, 2010. The funds raised are being applied to general corporate purposes. Adeona believes that the cash on hand will be sufficient to fund operations for at least the next 12 months.

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The results of the CopperProof-1 observational clinical trial were published online on July 14, 2010 in the American Journal of Alzheimer’s Disease and Other Dementias. The publication abstract contained the following summary statement of results, “Percentage free copper, that is the proportion of serum copper not bound to ceruloplasmin, was significantly elevated in patients with Alzheimer’s compared to controls. There was significantly more ‘‘defective’’ ceruloplasmin, which is apoceruloplamin lacking its copper, in Alzheimer’s disease than in normal controls. This abnormality may precede the clinical onset of the disease and help predict risk of disease onset.”

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On July 27, 2010, Julie A. Caudill, B.B.A., was appointed Vice President of Finance and Corporate Controller. Ms. Caudill brings to Adeona more than 15 years of biotechnology-related accounting and Securities and Exchange Commission compliance experience.

“The events in the second quarter and recently have made it one of the most exciting times in Adeona’s history,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. "For the first time, we showed a quarterly profit and substantial progress was made on the Company’s two lead clinical programs. In addition, we gained substantial commercialization experience at Adeona Clinical Laboratory.”

About Adeona Pharmaceuticals, Inc.

Adeona (AMEX:AEN) is a pharmaceutical company developing new medicines for serious central nervous systems diseases. Our primary strategy is to license clinical-stage drug candidates that have already demonstrated a certain level of clinical efficacy and develop them to a valuation inflection point resulting in a significant development and marketing collaboration. We have four drug candidates and one medical food candidate in development. Further information on the company is available at www.adeonapharma.com

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our cash on hand being sufficient to fund operations for the next 12 months and the expected completion of the Zinthionein clinical study in the first quarter of 2011. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of our clinical trials to be completed on time or to achieve desired results, a failure of our clinical reference laboratory to continue to grow and achieve revenue or a failure by us or our strategic partners to successfully commercialize products and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2009 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
James S. Kuo, M.D., M.B.A
Chief Executive Officer
734-332-7800